SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 5, 2011

Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street

Marlboro, Massachusetts 01752

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 5, 2011, Evergreen Solar, Inc. (the “Company”) received a deficiency letter from Nasdaq stating that, based on the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Marketplace Rule 5450(a)(1). On the same date, the Company received a second deficiency letter from Nasdaq stating that the Company is no longer in compliance with Nasdaq’s minimum market value requirement for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Marketplace Rule 5550(b)(2), which requires the Company to have a minimum market value for its listed securities of $35 million for at least 30 consecutive business days. Despite these notices, the Company’s common stock will continue to trade under the symbol “ESLR.”

Under the Nasdaq Marketplace Rules, the Company has a grace period of 180 calendar days, or until January 3, 2012, in which to regain compliance with the minimum bid price rule and the minimum market value requirement. If by that date (1) the bid price of the Company’s common stock does not close at $1.00 per share or more or (2) the minimum market value of its listed securities is not at or above the minimum of $35 million, for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written notice that its securities are subject to delisting. At that time, the Company may appeal Nasdaq’s determination to a Nasdaq Listing Qualifications Panel, which would stay any further delisting action by Nasdaq pending a final decision by the panel.

The Company intends to monitor the bid price of its common stock and the market value of its listed securities. It will also consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq’s minimum bid price and minimum market value requirements by January 3, 2012.

In the event that the Company’s common stock is delisted, the holders of its existing convertible notes will have the right to require the Company to repurchase their notes, which it is almost certain the Company would be unable to do. Such a default under the Company’s obligations to its note holders would likely cause the Company to file for bankruptcy. Other adverse consequences of a delisting, should it occur, would be the likely cessation of any trading market for the Company’s common stock other than in the Pink Sheets or the OTC Bulletin Board. It would therefore become more difficult to dispose of, or obtain accurate quotations for the price of, the Company’s common stock, and there would likely also be a further reduction in what little coverage by security analysts and the news media that remains. Delisting and these other effects would almost certainly cause the price of the Company’s common stock to decline further.

Item 8.01 Other Events.

As previously disclosed, the Company is continuing to aggressively pursue opportunities to address its excess debt and debt service requirements in the near term, including primarily restructuring its existing debt, in order to significantly deleverage and better position it to execute its strategy of developing and supplying the lowest cost industry standard sized wafers to the world’s leading solar panel manufacturers. As part of these restructuring efforts the Company has engaged financial restructuring advisors, and is in discussions with holders of its outstanding convertible notes regarding the terms of a restructuring. The Company can make no assurances that it will be able to successfully restructure its debt, but its current expectation is that, in order to significantly deleverage its balance sheet, any restructuring will involve very significant or complete dilution to the Company’s existing stockholders, leaving them with a very small percentage of the Company’s outstanding common stock, if any.

Safe Harbor Statement

This Current Report on Form 8-K includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Forward-looking statements include but are not limited to statements about the Company’s cash balance and possibility of the Company filing for bankruptcy protection. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the risk that the Company does not complete the exchange offers when planned or at all. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2010 and its Form 10-Q for the period ended April l2, 2011. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.

If the Company does not complete a restructuring of its outstanding indebtedness, to the extent that its cash balance decreases over the next 12 months (the Company’s cash balance on July 2, 2011, the end of its second quarter, was approximately $55.9 million) or it is required to offer to purchase its outstanding notes following a “fundamental change,” or if an event of default otherwise occurs under the indentures governing the Company’s outstanding notes that results in acceleration of the notes, the Company will not have the cash on hand to make the payments required by the indentures and may be forced to declare bankruptcy. If the Company files for bankruptcy protection, it expects current stockholders will receive little or no recovery and, if the Company cannot agree with the holders of its outstanding indebtedness on a plan of reorganization, the Company may be forced to liquidate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By:	/s/ Christian M. Ehrbar
Name:	Christian M. Ehrbar
Title:	Vice President, General Counsel and Corporate Secretary

Dated: July 11, 2011